Exhibit 99.1

Forsman & Bodenfors Joins MDC Partners, Forms Global Strategic Partnership with Crispin Porter + Bogusky

Celebrated Creative Powerhouses Join Forces to Deliver on Bold Collective Ambition for Global Creativity

New York, NY, June 29, 2016 – Two of the world’s leading and most awarded creative agencies, Crispin Porter + Bogusky and Forsman & Bodenfors, today announced that they have formed a global strategic partnership within the MDC Partners (NASDAQ: MDCA) family. This unique collaboration establishes an arsenal of extraordinary creative talent to deliver the imaginative business innovations that global marketers need today.

"I love Forsman & Bodenfors,” said Chuck Porter, Chairman of CP+B. “They only care about great work, and we share so much DNA they’re like our twin who grew up in Sweden. This business always needs re-invention and I think amazing things will come out of this partnership.”

“CP+B is an agency with an astonishing legacy. An agency that has reshaped advertising, created ideas that infiltrate pop culture, and made each and every one of us want to stay in the office later and try a little bit harder,” said Erik Sollenberg, CEO of F&B. “We are thrilled to join forces with CP+B to build something unique for global clients, and to partner with MDC, which has a proven record of valuing agency autonomy and creative ambition.”

Led by CEO Erik Sollenberg and Chairman of the Board Anna Qvennerstedt, F&B has grown into a 300-person agency with robust production, branding, retail activation and digital practices. In addition to F&B’s celebrated global talent, the agency brings to the partnership a unique working model and a philosophy that allows creative talent to flourish. F&B was named the most awarded agency in the world in 2014 by The Gunn Report and Independent Agency of the Year by Eurobest in 2015.  They have won 47 Cannes Lions over the last three years, including the Creative Effectiveness Grand Prix in 2015 as well as a Grand Prix in PR and Glass Lion in 2016.

“What we are creating is a fresh, seamless way to tap into the most potent collection of creative talent in the world,” said Lori Senecal, Global CEO of CP+B. “At CP+B we’re building a modern global model that challenges the conventions of legacy agencies.  What ultimately makes us most valuable to global marketers is creating the boldest most inventive ideas that deliver the highest return on creativity, and this partnership amplifies our mission to do that more consistently and brilliantly than ever before."

“CP+B, F&B and MDC Partners share a heritage of exceptional creativity and enthusiasm for building environments in which the best talent can truly thrive,” said Scott Kauffman, Chairman and Chief Executive Officer of MDC Partners. “What makes F&B one of the world’s most influential creative agencies is not just the team’s proven abilities, but a flat organizational structure that drives a singular cultural focus on removing barriers to innovation and creativity, in pursuit of delivering breakout results. We are thrilled to welcome F&B to the MDC family and to support them and CP+B in this inventive collaboration that furthers our strategy to deliver superior results for global marketers.”

About CP+B:

CP+B, a member of the MDC Partners network, has a client list that includes Infiniti, Domino’s, Kraft Heinz, PayPal, American Airlines, The Hershey Company, Charles Schwab, Fruit of the Loom and Hotels.com. CP+B’s employees collaborate across 10 global offices in Boulder, Miami, Los Angeles, London, São Paulo, Gothenburg, Copenhagen, Stockholm, Hong Kong and Beijing. The agency is one of the most-awarded in the world, having been named “Agency of the Decade” by Advertising Age and “Agency of the Year” 13 times in the trade press. No other agency has won more Grand Prix awards at the Cannes Lions International Advertising Festival in the past 15 years than CP+B, and they are the only agency to have won the Titanium Grand Prix three times.

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About Forsman & Bodenfors

F&B, run by a co-op of 30+ working partners, is dominating Scandinavia’s advertising scene when it comes to size and revenue as well as creative results. The agency has remained in the top of international rankings for almost two decades, winning over 100 Cannes Lions, 5 of which are Grand Prix.  Lately the agency has gained international ground with global work for clients such as Volvo Trucks, IKEA and Procter & Gamble. In 2014 Forsman & Bodenfors was named Independent Agency of the Year at the Cannes Lions International Advertising Festival, Agency of the Year in One Show and Agency of the Year in Art Directors Club. This made F&B the Most Awarded Agency of the Year in the Gunn Report. Just this year, the agency won a prestigious Glass Lion, a PR Grand Prix and 4 Gold Lions in Cannes.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world.  Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands.  As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients.  By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

Media Contact

Alexandra Delanghe Ewing

SVP, Corporate Communications

646-429-1845

adelanghe@mdc-partners.com